Exhibit 4.1

PricewaterhouseCoopers LLP
Chartered Accountants
PO Box 82
Royal Trust Tower, Suite 3000
Toronto Dominion Centre
Toronto, Ontario
Canada M5K 1G8
Telephone +1 416 863 1133
Facsimile +1 416 365 8215

CONSENT OF INDEPENDENT ACCOUNTANTS

We have read the Circular of Teck Cominco Limited (“Teck”) dated July 17, 2007, included in the Registration Statement on Form F-8 (the “Registration Statement”), relating to the Offer by Teck to purchase all of the outstanding common shares of Aur Resources Inc. (“Aur”). We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Registration Statement of our report to the shareholders of Aur on the consolidated balance sheets of Aur as at December 31, 2006 and 2005 and the consolidated statements of operations, retained earnings and cash flows for each of the years in the two year period ended December 31, 2006. Our report is dated February 7, 2007.

We also consent to the references to us under the headings “Experts” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

July 17, 2007

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.